EXHIBIT 99.1

Contacts:                      LaDuane Clifton, The LGL Group, Inc.:                                                                (407) 298-2000
       Email: lclifton@lglgroup.com

                                       Victor Emmanuel, VJE Consultants:                                                                      (914) 305-5198

The LGL Group, Inc. to Hold its 2010 Annual Meeting of Stockholders on Wednesday, December 15, 2010 at 9:00 a.m. EST at The Union League Club in New York, NY.

ORLANDO, FL, December 9, 2010 – The LGL Group, Inc. (NYSE Amex: LGL) (the “Company”) has confirmed that its 2010 Annual Meeting of Stockholders will be held on Wednesday, December 15, 2010 at 9:00 a.m. EST at The Union League Club, 38 East 37th Street, New York, NY 10016.

The meeting will include an investor presentation at 9:45 a.m. with questions immediately following.

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in infrastructure equipment for the telecommunications and network equipment industries, as well as in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems. The Company has operations in Orlando, Florida, Yankton, South Dakota and Noida, India.  MtronPTI also has sales offices in Hong Kong and Shanghai, China.

For more information on the Company and its products and services, contact R. LaDuane Clifton, Chief Accounting Officer, The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit the Company’s Web site: www.lglgroup.com.

Caution Concerning Forward Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in the Company’s filings with the U.S. Securities and Exchange Commission.